                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K
                                CURRENT REPORT
    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported):  October 25, 1996



                            JONES INTERCABLE, INC.
                            ----------------------
            (Exact name of registrant as specified in its charter)



     Colorado                     1-9953                     84-0613514
     --------                     ------                     ----------
(State of Organization)    (Commission File No.)            (IRS Employer
                                                         Identification No.)


P.O. Box 3309, Englewood, Colorado 80155-3309              (303) 792-3111
---------------------------------------------              --------------
(Address of principal executive office and Zip Code         (Registrant's
                                                            telephone no.
                                                         including area code)

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Item 5.     Other Events
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       On October 25, 1996, Jones Communications of Colorado, Inc., a Colorado
corporation ("Jones Communications"), entered into an Asset Exchange Agreement providing for the conveyance by Jones Communications to United CATV, Inc., a Maryland corporation ("United"), of substantially all of the assets, property and business of Jones Communications relating to the cable television systems serving subscribers in and around the Towns of Morrison, Empire, Georgetown and Silver Plume, Colorado, the City of Idaho Springs, Colorado and portions of Jefferson, Arapahoe and Clear Creek Counties, Colorado (the "Jones Systems") in exchange for the conveyance by United to Jones Communications of substantially all of the assets, property and business of United relating to the cable television system serving subscribers in and around Annapolis and Southern Anne Arundel County, Maryland, and the U.S. Naval Academy (the "United System") and $2.5 million in cash. The Jones Systems serve approximately 26,000 basic subscribers, and the United System serves approximately 25,700 basic subscribers. Jones Communications is a subsidiary of Jones Intercable, Inc. United is an affiliate of Tele-Communications Inc.

       Closing of the sale is subject to a number of closing conditions, including the consent of the governmental franchising authorities and other regulatory authorities and the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Closing of the exchange of the Jones Systems for the United System is expected to occur during the first half of 1997.

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Item 7.     Financial Statements and Exhibits
            ---------------------------------

       c.   Exhibits.
            --------

            2.1 Asset Exchange Agreement dated October 25, 1996 between Jones Communications of Colorado, Inc. and United CATV, Inc.

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                                  SIGNATURES


       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       JONES INTERCABLE, INC.



                                       By:   /s/ Elizabeth M. Steele
                                             -----------------------
                                             Elizabeth M. Steele
                                             Vice President
November 5, 1996                             and Secretary

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